Exhibit 10.3

AMERIGROUP CORPORATION
AMENDED AND RESTATED CHANGE IN CONTROL BENEFIT POLICY

(Amended and Restated as of November 6, 2008)

Section 1. Purpose of Policy.

The name of this policy is the AMERIGROUP Corporation Amended and Restated Change in Control Benefit Policy (the “Policy”). The purposes of the Policy are as follows: (1) to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction arising from the possibility of a change in control of the Company; (2) to enable and encourage the Company’s management to focus their attention on obtaining the best possible transaction for the Company’s stockholders and to make an independent evaluation of all possible transactions, without being diverted by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and (3) to provide severance benefits to certain Participants (as defined below) who incur a termination of employment under the circumstances described herein within a certain period following a Change in Control (as defined below).

Section 2. Definitions.

For purposes of the Policy, the following terms shall be defined as set forth below:

(a) “Affiliate” means any corporation or other entity 50% or more of the voting power of the outstanding voting securities of which is owned by the Company or its Subsidiaries or by any other Affiliate.

(b) “Award” means all payments to a Participant under the Policy, including to the extent applicable, the payment upon a Change in Control under Section 5(a), the Severance Payment under Section 5(b) and the Gross-Up Payment under Section 5(d).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, unless a Participant is a party to a written employment agreement with the Company, Subsidiary or Affiliate which contains a definition of “cause,” “termination for cause,” or any other similar term or phrase, in which case “Cause” shall have the meaning set forth in such agreement, conduct involving one or more of the following: (i) the substantial and continuing failure of the Participant to render services to the Company or any Subsidiary or Affiliate in accordance with the Participant’s obligations and position with the Company, Subsidiary or Affiliate, after 30 day’s notice from the President of the Company or any Subsidiary or Affiliate, such notice setting forth in reasonable detail the nature of such failure, and in the event the Participant fails to cure such breach or failure within 30 days of notice from the Company or any Subsidiary or Affiliate, if such breach or failure is capable of cure; (ii) dishonesty, gross negligence, breach of fiduciary duty; (iii) the commission by the Participant of an act of fraud or embezzlement, as found by a court of competent jurisdiction; (iv) the conviction of the Participant of a felony; or a (v) material breach of the terms of an agreement with the Company or any Subsidiary or Affiliate, provided that the Company or any Subsidiary or Affiliate provides the Participant with adequate notice of such breach and the Participant fails to cure such breach, if the breach is reasonably curable, within thirty (30) days after receipt of such notice.

(e) “Change in Control” means the first to occur of any one of the events set forth in the following paragraphs (provided, in respect of each Award that is subject to Section 409A of the Code, such event also constitutes, within the meaning of section 409A(a)(2)(A)(v) of the Code, (x) a change in the ownership of the Company, (y) a change in the effective control of the Company, or (z) a change in the ownership of a substantial portion of the Company’s assets):

(i) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii);

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date of the Policy, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date of the Policy or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least a majority of the board of directors of which comprises individuals who were directors of the Company immediately prior to such sale or disposition.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means the Compensation Committee of the Board or, to the extent so provided by the Board, any other person, committee or entity the Board may appoint to administer the Policy.

(h) “Company” means AMERIGROUP Corporation, a Delaware corporation, and, except in determining under Section 2(e) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets.

(i) “Date of Termination” with respect to any purported termination of a Participant’s employment (other than by reason of the Participant’s death or Disability), means the date specified in the Notice of Termination (which shall be within thirty (30) days from the date such Notice of Termination is given).

(j) “Disability” means the condition of a Participant who is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(k) “Eligible Recipient” means an employee, officer or director (including a non-employee director) of the Company or of any Subsidiary or Affiliate.

(l) “Enhancement Amount” means an additional LTI Award amount that a Participant may have the opportunity to earn with respect to the first calendar year of a performance cycle under the LTI Plan.

(m) “Equity Plan” means the AMERIGROUP Corporation 2005 Equity Incentive Plan, or any successor stock incentive plan, as amended from time to time.

(n) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to that tax.

(o) “Good Reason” means, without the consent of the Participant, (i) any changes in the duties and responsibilities of the Participant which are materially adverse relative to the duties and responsibilities of the Participant within the Company immediately prior to the Change in Control, (ii) any 10% or greater reduction of the Participant’s target annual compensation in effect immediately prior to the change of control, (iii) any required relocation of the Participant’s office beyond a 50 mile radius from the location of the Participant’s office immediately prior to the Change in Control, or (iv) any failure by the Company to obtain the assumption of the Policy by a successor of the Company.

(p) “LTI Award” means a long-term incentive compensation award granted pursuant to the LTI Plan.

(q) “LTI Plan” means the Company’s Long Term Incentive Program, or any successor long-term cash incentive plan, as amended from time to time, which is a component of the Company’s 2007 Cash Incentive Plan, as amended.

(r) “Multiple” means a number for each Participant, selected by the Committee, ranging from one (1) to three (3). Unless otherwise specified in writing by the Committee, the following multiples shall be used: (i) three (3) for the Chief Executive Officer; (ii) two (2) for the President, Chief Operating Officer, Chief Financial Officer, any Executive Vice President and any Regional Chief Executive Officer; and (iii) one (1) for the Company’s Health Plan Chief Executive Officers (which includes the Chief Executive Officer of the Company’s Senior & Special Services Organization) and any other Participant not specifically listed herein or assigned a different Multiple by the Committee. In the event a Participant holds more than one officer position listed in this definition and the Multiples differ between such officer positions, only the higher Multiple attributable to such positions shall apply.

(s) “Notice of Termination” means a notice which shall indicate the specific termination provision in this Policy relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(t) “Participant” means any Eligible Recipient selected by the Committee pursuant to the Committee’s authority in Section 4(a) hereof. Notwithstanding the foregoing, for (i) Awards payable under Sections 5(a), 5(b) and 5(d), the Participants shall include the Company’s Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, any Executive Vice President, any Regional Chief Executive Officer and the Company’s Health Plan Chief Executive Officers (which includes the Chief Executive Officer of the Company’s Senior & Special Services Organization), and any other Participants designated by the Committee, and (ii) for Awards payable under Sections 5(a) and 5(d), the Participants shall include those Company employees who are eligible for an annual cash bonus and/or a long term incentive cash award, as applicable, as of the date of a Change in Control

(u) “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2)(A) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Agreement or otherwise pursuant to any plan, agreement or understanding between the Participant and the Company, which within the meaning of Section 280G(b)(2)(A)(i) of the Code, is contingent on a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company.

(v) “Person” shall have the meaning given in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(w) “Protected Period” shall mean the period beginning on the date of a Change in Control and ending on the date which is two (2) years after the date of such Change in Control.

(x) “Separation from Service” means a Participant’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(y) “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain of entities beginning with the Company, if each of the entities (other than the last entity) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in the chain.

(z) “Target Amount” means an amount determined under the LTI Plan that might be earned by a Participant in three annual installments during a performance cycle of the LTI Plan.

Section 3. Effective Date.

The effective date of the Policy shall be February 12, 2007 (the “Effective Date”), as amended and restated November 6, 2008. The Policy shall remain in effect until the earlier of (i) such time as the Company has discharged all of its obligations hereunder, or (ii) the date of the termination of the Policy pursuant to Section 10(e) hereof.

Section 4. Administration.

(a) Prior to the date of a Change in Control, the Policy shall be interpreted, administered and operated by the Committee; on and after the date of a Change in Control, the Policy shall be interpreted, administered and operated by a committee appointed by the Committee as such Committee is constituted immediately prior to the Change in Control. In each case, subject to the terms of the Policy, the Committee shall have complete authority, in its sole discretion subject to the express provisions of the Policy, to determine who shall be a Participant, to interpret the Policy, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Policy. Notwithstanding the foregoing, the Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(b) All expenses and liabilities which members of the Committee incur in connection with the administration of the Policy shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons, and the Committee, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Policy, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

Section 5. Benefits Provided.

(a) “Payments Upon a Change in Control” Subject to Section 5(d) hereof, the Company shall pay to each Participant within ten (10) business days after a Change in Control, a lump sum payment in an amount equal to the sum of (i) the Participant’s Target Amount for any LTI Award (including any Enhancement Amount) that has been established for such Participant under the LTI Plan, as amended, or any successor long-term incentive plan, for a performance year that has been completed as of the date of the Change in Control and (ii) any unpaid but earned annual cash bonus plus a pro-rated annual cash bonus for the fiscal year in which the Change in Control occurs. The amount of any such pro-rated annual cash bonus shall be equal to the product of the Participant’s target annual bonus for the applicable fiscal year, multiplied by a fraction, the numerator of which is the number of months in the fiscal year completed prior to the date of the Change in Control, and the denominator of which is twelve (12).

(b) “Termination After Change in Control” Subject to Section 5(d) hereof, if a Participant incurs a Separation from Service during the Protected Period (i) by the Company other than for Cause, or by reason of the Participant’s Disability or death, or (ii) by the Participant for Good Reason, the Company shall pay to each Participant on the sixtieth (60th) day following the Participant’s Date of Termination a lump sum severance payment (the “Severance Payment”) in an amount equal to the Participant’s Multiple times the sum of the Participant’s annual base salary and the Participant’s target annual cash bonus, in each case, for the fiscal year in which the Change in Control occurs.

(c) “General Release” The Severance Payment shall be conditioned upon the execution (and, if applicable, timely non-revocation) by the Participant of the Company’s standard form of general release within fifty-five (55) days following the Participant’s Date of Termination.

(d) “Section 280G”

(i) Notwithstanding anything in this Policy to the contrary, in the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code, the Participant shall be paid an additional amount (a “Gross-Up Payment”) such that the net amount retained by the Participant after deduction of any Excise Tax, and any federal, state and local income and employment taxes and excise tax, including any interest and penalties with respect thereto, imposed upon the Gross-Up Payment, shall be equal to the Payment; provided, however, that if the total Payment(s) are less than or equal to 120% of the Capped Benefit (as defined below), the Payment(s) shall be reduced by an amount necessary to prevent any portion of the Payment(s) from being a “parachute payment” as defined in Section 280G(b)(2) of the Code. If the Payment(s) are to be reduced pursuant to this Section, the Company shall provide Participant with a reasonable opportunity to request which of the benefits payable to the Participant shall be reduced. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the date the Payment is made, net of the reduction in federal income taxes that the Participant may obtain from the deduction of such state and local income taxes. The “Capped Benefit” shall equal the total Payment(s), reduced by the amount necessary to prevent any portion of the Payment(s) from being a “parachute payment” as defined in Section 280G(b)(2) of the Code.

(ii) All determinations to be made under this Section 5(d) shall be made by the Company’s independent public accountant immediately prior to the Change in Control (the “Accounting Firm”); provided, that if the Accounting Firm is serving as accountant or auditor to the individual, entity or group effecting the Change of Control, the Committee shall appoint another independent accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide its determinations and any supporting calculations and work papers both to the Company and the Participant within fifteen (15) business days after receipt of written notification from the Company or the Participant that there has been a Payment or by such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall include explanations of whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment and the assumptions utilized in arriving at the determination. The Accounting Firm’s determination shall be binding upon the Company and the Participant. Within five (5) days after receipt of the Accounting Firm’s determination, the Company shall pay to the Participant any Gross-Up Payment determined by the Accounting Firm.

(iii) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of a Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Participant, appropriate adjustments shall be made under this Section 5(d) in the manner determined by the Accounting Firm, such that the net amount which is payable to the Participant after taking into account the provisions of Section 4999 of the Code and any interest and penalties shall reflect the intent of the parties as expressed in paragraph (A) of this Section 5(d). The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall: (A) give the Company any information reasonably requested by the Company relating to such claim; (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (C) cooperate with the Company in good faith in order effectively to contest such claim; and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company’s control of the contest shall be limited to issues the resolution of which could result in a Gross-Up Payment’s being payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (ii) and (iii) of this Section 5(d) shall be borne solely by the Company.

(e) Other Existing Arrangements. This Policy will be subordinated to any written severance benefit arrangement, change of control severance agreement or employment agreement that provides for severance benefits in existence between the Participant and the Company, notwithstanding the terms of any such arrangement or agreement, and any benefits under any such arrangement or agreement will be paid prior to any payments under this Policy, which shall be delayed for payment until all benefits under any such arrangement or agreement have been determined and paid, and payments under this Policy will be reduced by any amounts paid under any such arrangement or agreement.

Section 6. Termination Procedures.

Any purported termination of a Participant’s employment following a Change in Control (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party in accordance with Section 9 hereof.

Section 7. No Mitigation.

The Company agrees that, in order for a Participant to be eligible to receive the Severance Payment and other benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 5 hereof. Further, the amount of any payment or benefit provided for in this Policy hereof shall not be reduced by any compensation or income earned by the Participant as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Section 8. Successors.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Policy and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.

(b) This Policy shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of the Participants this Policy may not be assigned other than in connection with the merger or sale of substantially all of the business and/or assets of the Company or similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Company hereunder.

(c) This Policy shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount would still be payable to such Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the executors, personal representatives or administrators of such Participant’s estate.

Section 9. Notices.

For the purpose of this Policy, notices and all other communications provided for in the Policy shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

AMERIGROUP Company

4425 Company Lane

Virginia Beach, VA 23462

Attention: Executive Vice President, Associate Services

Section 10. Miscellaneous

(a) No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Policy to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company in which the Participant participates during the term of this Policy shall be interpreted so as to avoid the duplication of benefits paid hereunder. It is expressly acknowledged that the terms of this policy shall not affect the terms of any equity incentive agreement between the Company and the Participant.

(b) Employment with any present or future Affiliate or Subsidiary shall be considered employment with the Company for all purposes of this Policy.

(c) Nothing contained in this Policy or any documents relating to the Policy shall (i) confer upon any Participant any right to continue in the employ of the Company or a subsidiary, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the right of the Company to terminate the Participant’s employment at any time, with or without Cause.

(d) A Participant shall be entitled to the benefits of any indemnity applicable to the Participant that is provided by the Company’s articles of incorporation, bylaws or otherwise immediately prior to a Change in Control, and any subsequent changes to the articles of incorporation, bylaws or otherwise reducing the indemnity granted to the Company’s officers and employees shall not affect the rights granted hereunder.

(e) Prior to a Change in Control, the Committee shall have the right to amend or terminate the Policy and to add or remove Participants from time to time, in its sole and absolute discretion. From and after (i) the occurrence of a Change in Control; (ii) the public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control; or (iii) the Board’s learning of a specific proposal containing the essential terms of a transaction that, if consummated, would constitute a Change in Control, the Committee shall not have the right to terminate the Policy or amend it any manner which adversely affects the rights of any Participant unless the Company has obtained the prior written consent of each affected Participant. Notwithstanding the preceding sentence, however, in the case of a proposal under clause (ii) or clause (iii) immediately above, if the proposal is finally withdrawn or terminated, the Policy may be terminated or amended after the withdrawal or termination. Notwithstanding the foregoing, the Policy shall automatically terminate on the date following the termination of the Protected Period, provided that all obligations accrued by Participants prior to such termination of the Policy must be satisfied in full in accordance with the terms hereof.

(f) Except as otherwise provided herein or by law, no right or interest of any Participant under the Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Policy shall be liable for, or subject to, any obligation or liability of such Participant.

(g) All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

(h) The intent of the Company is that payments and benefits under this Policy comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Policy shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Policy shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 5 of this Policy that are due within the “short term deferral period” within the meaning of Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines, that any payments or benefits due to a Participant hereunder would cause the application of an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Policy during the six-month period immediately following the Participant’s Separation from Service shall instead be paid on the first business day after the date that is six months following the Participant’s Separation from Service (or upon the Participant’s death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Participant under this Policy shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Participant) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which a Participant would become entitled to under the terms of this Policy, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Participant remits the related taxes.

(i) This Policy shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Virginia (without regard to the conflicts of laws principles thereof), to the extent not preempted by federal law, which shall otherwise control.

(j) The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which shall remain in full force and effect. If this Policy shall for any reason be or become unenforceable by either party, this Policy shall thereupon terminate and become unenforceable by the other party.

(k) This Policy shall have no effect on any equity incentive award granted by the Company to a Participant under the Equity Incentive Plan or any other equity incentive program or arrangement. The terms of the equity incentive award shall govern those awards with respect to a change of control.

(l) If a Participant commences a legal action to enforce any of the obligations of the Company under this Policy and it is ultimately determined that the Participant is entitled to any payments or benefits under this Policy, the Company shall pay the Participant the amount necessary to reimburse the Participant in full for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Participant with respect to such action. The Company shall pay to a Participant interest on any unpaid portion of the Participant’s Award that is not paid when due, calculated at the prime rate of the Company’s primary lending institution as in effect from time to time from the date that payment should have been made under this Policy, until the Award is fully paid.